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                                                                     Exhibit (i)


November 29, 2000



Nicholas-Applegate Institutional Funds
600 West Broadway, 30th Floor
San Diego, CA 92101


     RE:  Nicholas-Applegate Institutional Funds (the "Trust")
         (File Nos. 811-07384 and 333-71469)
          Post-Effective Amendment No. 5 and Amendment No. 23 to the Registration Statement on Form N-1A

Ladies and Gentlemen,

     I have acted as Fund counsel to Nicholas-Applegate Institutional Funds, a Delaware business trust (the "Trust"), in connection with the filing of Post-Effective Amendment No. 5 and Amendment No. 23 to the Registration Statement of the Trust (the "Amendment").

     I have examined the Amendment as furnished to me by the Trust and such other documents and records as I have deemed necessary for the purposes of this opinion. Based upon this examination, I am of the opinion and hereby represent in accordance with Rule 485(a)(1), that the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to Rule 485(a).

     I hereby consent to the filing of this opinion of counsel as an exhibit to the Trust's Registration Statement.

                                            Very truly yours,

                                             /s/ Charles H. Field

                                            Charles H. Field
                                            Fund Counsel